CytoSorbents Corporation (OTCBB: CTSO)

2013 Shareholder Update Conference Call Transcript

August 21, 2013 @ 4:15 pm Eastern

Operator:

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the CytoSorbents 2013 Shareholder Update Conference Call. During today's presentation, all parties will be in a listen-only mode. This conference is being recorded today, August 21, 2013.

I would now like to turn the conference over to our host, Mr. Alan Sheinwald of Alliance Advisors. Please go ahead, sir.

Alan Sheinwald – Alliance Advisors – Moderator:

Thank you operator and good afternoon. Welcome to CytoSorbents 2013 Shareholder Update Conference Call. With us today are Dr. Phillip Chan, Chief Executive Officer and President, Kathleen Bloch, Chief Financial Officer, Vincent Capponi, Chief Operating Officer, Christian Steiner, VP of Sales and Marketing from Germany, and Chris Cramer, VP of Business Development

Before I turn the call over to Dr. Chan, I’d like to remind listeners that during the call, management's prepared remarks may contain forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions today. Therefore, the Company claims protection under Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from results discussed today and therefore, we refer you to a more detailed discussion of these risks and uncertainties in the Company's filings with the SEC. Any projections as to the Company's future performance represented by management include estimates today as of August 21, 2013 and the Company assumes no obligation to update these projections in the future as market conditions change.

Well during today’s conference call we have done our best to take everyone’s submitted questions and answer within our prepared remarks as best we can. We received many, many questions and thank everyone for participating. If we do not answer your question we would ask you to either contact myself and my team at Alliance Advisors or the Company directly after the call today.

At this time, I would like to turn the call over to Dr. Phillip Chan. Phil, the floor is yours, please go ahead.

Phillip Chan - CEO:

Thanks very much Alan and thanks to everyone who’s joined our call today.

During today’s call we’ll provide an overview of CytoSorbents for those of you who may be new to the story and update everyone on where we stand today. Along the way we plan to address many of the questions that have been submitted by investors. So thank you very much to those who submitted questions to us.

CytoSorbents is a critical care focused medical device company using blood purification to treat life-threatening illnesses. In a relatively short period of time, CytoSorbents has grown to 27 full time employees and part-time consultants, both here in New Jersey and at our subsidiary in Berlin, Germany. And we are very fortunate to have an excellent management team to lead this rapid growth. After quickly introducing myself, I’d like to ask each member of the management team to give a quick summary of his or her background.

As for myself, I have been the CEO of CytoSorbents Corporation for nearly 5 years. By background, I am a Board-certified internal medicine physician with a strong background in clinical medicine and research, having received my MD and PhD from Yale University School of Medicine and completed my residency at the Harvard Medical School at the Beth Israel Deaconess Medical Center. I am also an alum of Cornell University, where I received a BS in cell and molecular biology. Prior to joining CytoSorbents, I led healthcare and life science investments as a Partner for the $80 million NJTC Venture Fund, which is a loyal shareholder of the company. During my 5-year tenure at NJTC Venture Fund, I was responsible for numerous investments covering the gamut of therapeutic, medical device and diagnostics companies. I also co-founded Andrew Technologies, a venture-backed medical device company currently commercializing its FDA approved HydraSolve™ lipoplasty system. Vince?

Vincent Capponi - COO:

Hello everyone. My name is Vince Capponi, Chief Operating Officer of CytoSorbents. I have been with the company for more than a dozen years and have more than 20 years of management experience in medical device, pharmaceutical and imaging equipment companies including Baxter, Upjohn, Sims Deltec and Sabratek I led the regulatory approval of the first heparin flush syringe now used ubiquitously in hospitals around the world to keep IV’s patent, as well as the manufacturing of more than a million units a week for this device. At CytoSorbents, I led the CE Mark approval of CytoSorb®, the recent signing of Hitit Medical as one of our first distributors, and am heavily involved in all aspects of the company, including manufacturing of CytoSorb® and new product development. Kathy?

Kathleen Bloch - CFO:

Good afternoon everyone. This is Kathleen Bloch and I am the Chief Financial Officer of CytoSorbents. I bring more than 20 years of executive financial experience at both public and private companies to help drive the success of CytoSorbents. Before joining the company, I was the CFO of Laureate Biopharmaceuticals, a leading contract manufacturer of biologic drugs and my background includes significant experience in rapidly-growing medical device and manufacturing companies. I am a Certified Public Accountant with an MBA in finance. Chris?

Chris Cramer – VP Business Development:

Thank you Kathy. Hi, I am Chris Cramer, Vice President of Business Development for CytoSorbents. I have over 15+ years of business development and commercial experience, most recently at Johnson & Johnson, where over the course of six years, I held various leadership roles in the medical device division, most recently as Senior Director of New Venture Development. I also spent more than eight years in management consulting at PWC Consulting, working with leading health care companies across the world. Christian?

Christian Steiner – VP Sales and Marketing:

Hello, I am Dr. Christian Steiner, Vice President of Sales and Marketing of CytoSorbents and Co-Managing Director of CytoSorbents Europe GmbH. I manage all direct sales and marketing efforts of CytoSorb® in the German speaking countries of Germany, Austria and Switzerland, and am working with my colleagues in the US to expand distribution of CytoSorb® in Europe. I am a German medical physician by background and have spent more than 13 years in the sales and marketing of critical care therapies, particularly extracorporeal therapies such as the MARS liver dialysis system which was eventually acquired by Gambro, and non-invasive hemodynamic monitoring systems by Pulsion Medical. During this time, I have established a significant network of key opinion leader contacts throughout Germany, but also elsewhere in Europe and the US. So it is a pleasure to be on the call with you today.

Alan Sheinwald - Moderator:

Great. Dr. Chan – to start out, could you please give listener’s a quick overview on CytoSorbents?

Phillip Chan - CEO:

Absolutely. CytoSorbents is an emerging growth opportunity aiming to revolutionize critical care medicine with a powerful blood purification technology called CytoSorb®, now approved in the European Union. The goal of CytoSorb® is to prevent or treat organ failure, the cause of nearly half of all deaths in the ICU for which no therapies exist.

The underlying blood purification technology is based on highly biocompatible, porous polymer beads that act like tiny sponges to remove harmful substances from blood. When these beads are placed into a cartridge roughly the size of a drinking glass, blood can be pumped outside of the body with a standard hemodialysis machine, through this cartridge where toxic materials are removed, and that purified blood is simply recirculated back into the body. These beads are some of the highest purity sorbent materials commercially available for medical use, and are protected by 32 issued US patents with multiple applications pending.

I mentioned before that we focus on critical care medicine. Millions of people are admitted to the intensive care unit in hospitals all over the world each year for life-threatening conditions such as sepsis, trauma, burn injury, lung injury and many other conditions where inflammation plays a serious detrimental role. You may have known people who have landed in the ICU after a serious car crash, or after a bout of severe pneumonia, or after a major burn injury from a fire. These patients are extremely sick, and frequently develop organ failure where vital organs stop working. Organ failure puts these patients at extremely high risk of death.

The problem with critical care medicine today is that although we can help patients stay alive when their organs fail with supportive care therapies like mechanical ventilation or dialysis – often called “life support” - there is in fact very little that can be done to prevent or treat organ failure and actually help these patient get better except for the passage of time. In fact, keeping a patient alive until his or her own body heals itself is a major strategy on how many critically ill patients are treated today.

But because of the general inability to improve clinical outcome, patients often linger for days to weeks at a time at a cost of $2000-3000 a day in the United States, and comparable numbers in Germany and other places in Europe. If they don’t die first, they often develop complications such as infections, medical errors, and other problems which make them even more difficult to treat. So it’s no wonder that the US spends nearly 1% of its gross domestic product, or almost $80-90 billion every single year on critical care medicine and why hospitals lose billions of dollars annually.

With organ failure such a major unmet medical need, we have approached this by going after one of the most important root causes of organ failure – which is uncontrolled inflammation. Inflammation is the immune system’s normal way of dealing with infection and injury and is driven by small proteins made by the immune system called cytokines. But in life threatening illnesses, the immune system releases a massive amount of cytokines, often called cytokine storm, that unleashes deadly widespread inflammation, that can then lead to organ failure, and frequently death.

Our solution, CytoSorb®, is the only specifically approved extracorporeal cytokine filter in the European Union specifically targeting the prevention or treatment of organ failure by reducing cytokine storm and controlling potentially deadly inflammation. CytoSorb® is indicated and approved for use in any situation in the European Union where cytokines are elevated and it allows for extensive “on-label” use for many different applications. The device is plug and play with a hospital’s existing hemodialysis infrastructure and can treat your entire blood volume 20-30 times in a 6 hour period. Each treatment uses a new cartridge. And we now have more than 1,000 human treatments where there have been no serious device related adverse events so it’s been relatively safe.

CytoSorb® is a very powerful new tool for physicians – giving them the potential ability to modulate the immune response for the first time in many different diseases, and to address organ failure at its root cause. Since the launch of CytoSorb® in the second half of 2012 in our direct territories of Germany, Austria and Switzerland, we have focused on building our key opinion leader network, and now have approximately 100 key opinion leaders throughout Germany, Austria as well as the United Kingdom. CytoSorb is in the majority of University hospitals in the major cities in Germany with a growing presence in Austria. And we also now have 18 investigator initiated studies getting ready to start or being planned, and many successful case report studies also.

With approximately $400,000 in initial CytoSorb sales from June 2012 to June 2013, we believe we are just scratching at the surface of the commercial potential for CytoSorb®. With a multi-billion dollar critical care opportunity with little to no competition, an outstanding product that targets the key reason why patients die, and a very profitable razorblade in someone else’s razor business model with current 60+% gross margins that are expected to increase with volume over time, this has the potential to not only revolutionize critical care medicine by saving lives and reducing costs, but also the potential to make CytoSorbents a commercial success. The key is how we plan to get there, which is what we will discuss today.

Our technology has also received recognition from DARPA, the US Army, and the US Air Force. DARPA, or the Defense Advanced Research Projects Agency, that was responsible for funding the development of the internet, Global Positioning Satellites and robotic surgery, believes that blood purification is the right approach to treat sepsis. To this end, they awarded us a $3.8 million 5-year contract in 2012 as part of its “Dialysis-Like Therapeutics” program to treat sepsis, to remove cytokines and bacterial toxins from blood. The U.S. Army also awarded us SBIR contracts for trauma and burn injury totaling $1.15 million. In addition, the U.S. Air Force is funding a U.S.-based, 30-patient randomized, controlled pilot study to use CytoSorb to treat rhabdomyolysis in trauma patients. The FDA has granted approval, under an IDE, to begin this study, expected this year. These grants and contracts validate and advance our technologies and significantly offset operating expenses as we further commercialize CytoSorb.

Alan Sheinwald - Moderator:

Thank you Phil. Before we get into the details of the business, I think it would be helpful for investors to know what the company looks like from a financial perspective. Kathy, could you give us a snapshot of where CytoSorbents is from a financial standpoint?

Kathleen Bloch - CFO:

Certainly Alan. We have worked hard as a company to develop multiple sources of revenue. These are divided primarily into CytoSorb product revenue, of which we have both direct sales and distributor sales, and also grant income. Clearly product revenues are very important, but at this early stage in our commercialization cycle, grant income is extremely helpful as well, because it helps to covers a good portion of our R&D headcount and helps to offset many of our fixed expenses. By leveraging non-dilutive grant and contract funding, we have been able to significantly advance our technology platform without needing to raise more capital to fund this development, two things which directly benefit the Company and our shareholders.

For the six months ended June 30, 2013, we generated revenue of approximately $663,000 as compared to revenues of approximately $133,000 for the same period in 2012, which is an increase of 497%. Revenue from product sales was approximately $304,000 in the first half of 2013, as compared to $53,000 in the first half of 2012, an increase of about 600%. This increase was driven primarily by our direct sales force, with some initial sales to distributors. Product gross margins were approximately 60% for the six months ended June 30, 2013. Revenue from grants was approximately $359,000 in the first half of 2013, as compared to approximately $83,000 in the first half of 2012. Investors can find more detail in our second quarter 10-Q report filed on August 14, 2013 at http://www.sec.gov.

We were pleased with the significant growth in revenue in the first half of this year, compared to the same period a year ago and we would encourage investors to similarly look at our future progress in this manner. At our current early stage of commercialization, our sequential quarter-to-quarter results are subject to many different variables such as the timing of direct sales and reorders, and unique events such as initial stocking orders by distributors. First quarter 2013 was a particularly strong quarter that benefited from many new orders and reorders from key opinion leaders, as well as initial stocking orders from both of our distributors, where they wanted to have inventory on hand to be able to pre-market CytoSorb® to potential customers. In terms of direct sales, we have been at the key opinion leader stage, and have observed that the key opinion leaders personally want to oversee treatment with CytoSorb® to see for themselves how it is working. Despite being extremely busy, they have made time to be directly involved in patient selection, treatment, and oversight of these patients. So far the level of enthusiasm and interest remains very positive. Obviously, this level of attention is a good thing, but given the time restraints of these key opinion leaders, it means that CytoSorb is being used intermittently, rather than regularly. Our second quarter 2013 appeared to be too soon to get the usage and re-orders that we were expecting, but we have been seeing an encouraging level of activity from specific accounts already in the third quarter, despite it being the summer vacation months in Europe. Later in the call, Phil and Christian will discuss how we are planning to move from the key opinion leader stage, and begin to drive usage and demand from the rest of the physicians in the department. Until this occurs, we may have significant variability in our quarter over quarter product sales. We encourage investors to look at revenue growth from the big picture and be patient while we continue to execute our sales plan, which we believe will be successful.

I’d also like to comment on our current cash situation and how we intend to fund our operations moving forward. As of June 30, 2013, CytoSorbents had approximately $1.9 million in cash. The Company receives funds from a variety of sources, all of which are independent from each other. First, we receive revenue from government grants. Over the next six months we are expecting to achieve milestones that will permit us to receive more than $1.0M in grant funding. Second, as our sales and marketing efforts take hold, revenue growth is expected to provide additional operating funds, particularly with blended gross margins from direct sales and distributors expected to remain well above 50%. Third, we are seeking traditional commercial debt to help finance working capital expansion needs. Fourth, as we have in the past, we will seek funding in the market to support the needs of our strategic plan. Recently, for example, in June, we raised $1.1 million in convertible notes to fund our product commercialization efforts. And, lastly, in the event we need additional funding, we have an arrangement with Lincoln Park Capital to provide financing.

Alan Sheinwald - Moderator:

Thank you Kathy, that was very helpful. Dr. Chan, in your past presentations you have talked about building CytoSorbents on three pillars of value: First, commercialization of CytoSorb®. Second, Clinical trials, product development and R&D. And third, Business Development.

Let’s focus on each of these areas because I think it will provide investors with a good 360 degree view of your business opportunities. Let’s take commercialization of CytoSorb® first. I think the market recognizes the blockbuster potential of CytoSorb® as a critical care therapy. So how do we get there?

Phillip Chan - CEO:

Thanks Alan. I think its worthwhile to reiterate exactly where we are and then to turn it over to Christian, our VP of Sales and Marketing, who is on the front lines and seeing the tremendous amount of activity related to CytoSorb first hand.

CE Mark approval was a pivotal event for us because, with the notably exception of the US and Japan, it has opened up most of the world as potential markets for CytoSorb. This includes all 28 countries of the European Union where we already have regulatory approval to sell CytoSorb®, as well as the Middle East, Israel, Canada, India, Brazil, Australia, and many other countries that will accept CE Mark approval, with the appropriate product registrations. We have elected to focus on Germany, Austria and Switzerland ourselves, while we work with critical care focused distributors and strategic partners to expand our geographic footprint to other major countries and territories. This is a tried and true approach to maximizing the revenue potential of medical products.

But the important thing to note is that if we were only successful in Germany, we could make CytoSorbents into a very successful company. The critical care market in Germany alone for CytoSorb is approximately $1 billion. To this end, we have established a subsidiary in Berlin, Germany with a 4 person sales force that is targeting direct sales in Germany, Austria and Switzerland. We have established reimbursement for CytoSorb® in Germany and Austria at more than $500 per cartridge. We have also established ISO 13485 certified manufacturing at our facility in NJ, a requisite to sell medical devices into Europe. Looking at a map of Germany, our team of four salespeople have created a broad foothold with product sales, new clinical studies, case reports, and ongoing discussions in the university and public hospitals across most of the major cities in Germany and a growing number of hospitals in Austria as well.

As a small company, we have approached commercialization of CytoSorb® very methodically and conservatively to ensure that there is demand for CytoSorb before incurring costs of manufacturing and our sales force. To date, our strategy has been to cast the net wide, to create awareness, interest, and usage amongst key opinion leaders in our direct sales territories. And we have been remarkably successful at it, despite only 4 sales people in the field. We now count approximately 100 key opinion leaders, primarily in Germany, but also in Austria and the UK, who are either using or committed to using CytoSorb® in clinical use or in clinical studies, and now we have 18 investigator initiated studies being planned with two that are now registered and several others that will start soon. These studies are primarily in sepsis and cardiac surgery but include, for example, acute kidney injury, liver failure, lung injury, and pancreatitis.

Now that we see this demand and have support of the key opinion leaders, the goal is to now transition the sales strategy to not go wide, but rather to go deep into these accounts and drive adoption of CytoSorb amongst the rest of the physicians in the department, and to other ICUs in the same hospital. The goal is to generate the end-user demand that is expected to drive revenues from current hundreds of thousands of dollars in this key opinion leader phase, to really millions in sales in the “Departmental” phase. We want to target doctors who are admitting patients in the middle of the night and get them thinking about how to use CytoSorb for their patients. We have already started doing this at certain key accounts that should become reference centers for us in the near future.

The message to these junior and senior doctors is simple. The message is if you do just standard of care, the chance your patient dies, despite your best efforts, is often greater than 1 in every 3 patients. CytoSorb® is the only specifically approved cytokine filter in the EU, that has been demonstrated to safely reduce cytokine storm, with the goal of reducing inflammation and preventing or treating organ failure. The head of your department wants you to use it, the hospital is already ordering it, and the device is reimbursed. Lastly, we now have more than 1,000 human treatments where the device has been used safely, meeting the first tenet of medicine – which is, of course, first do no harm.

So these numbers can get big very quickly. If we assume 15 patients treated a quarter at an average revenue of $5,000 per patient, that single intensive care unit would produce CytoSorb sales in excess of $300K. That’s our entire sales for the first half of this year. With an average of 300 to 600 patients alone that are admitted to one of these large ICUs each year with the diagnosis of sepsis, we believe these are absolutely achievable numbers.

But the opportunity is clearly too large for a four person sales force to effectively manage, which is why our goal is to continue to expand our sales force in a responsible way but to aggressively pursue these exciting opportunities.

Now I like to turn it over to Christian to get his comments as well.

Christian Steiner – VP Sales and Marketing:

Following Phil’s comments, I’d like to give you some color about what we are seeing in the field. In Germany, I have been involved in the launch of a number of critical care products and the enthusiasm behind CytoSorb by doctors continues to impress me. Although there are other older competitive technologies in the European market from such well known companies as Fresenius Medical Care, Gambro and Bellco, these technologies are more difficult to use, do not have the flexibility of our technology, and are not commonly used by the majority of hospitals we are visiting. When we travel to critical care conferences or talk to key opinion leaders about new innovations, we also see nothing else competitive in the near term. It suggests to me that we have a unique product, with real potential, as Europe’s only specifically approved cytokine filter.

Excessive inflammation and cytokine injury is such a repetitive theme in medicine that I am also still pleasantly surprised by many of the new application ideas that are proposed by the doctors we talk to. We appear to be at the right place at the right time with this technology. Outside of critical care, an area that we are seeing growing interest is in cardiac surgery, and the use of our CytoSorb filter in a parallel bypass circuit. The interest in using CytoSorb in this application is because many things specific to the surgery and the heart-lung bypass machine can generate cytokines, free hemoglobin and inflammation – all of which can be bad for the patients and cause complications. This could be a rapid future area of growth for CytoSorb.

In general, the physicians using CytoSorb have expressed their excitement to me and our sales team with the results they have seen with the technology, and this has led to an increase in activity with more usage, more reorders, more case report studies being prepared, more investigator initiated studies being started, and more discussions with other doctors. This has led to introductions to other ICUs in the same and other outside hospitals, and more opportunities for us.

I can imagine that it is very difficult for investors to appreciate all of this activity, but as these relationships become more public we will be able to discuss them more openly, as we did in the last earnings release and today’s press release on the dosing study. We will also have 4-5 major reference accounts in the future that we will be able to talk about. And as we have more success in converting junior and senior doctors in each department, our sales numbers will begin to reflect this as well. We are confident that our efforts to drill down within each department to sell to the junior and senior physicians will be successful, as we have done this many times before. We just need more manpower, which we are working on, to be able to execute this strategy.

Finally some notable recent successes. We have seen some additional remarkable reports. For example, as reported from our distributor in Turkey, a man was accidentally electrocuted by 34,000 volts and was featured on the evening news after surviving severe external and internal burn injuries after treatment with CytoSorb. Another patient in Germany survived a serious case of Legionnaire’s disease and muscle breakdown after being treated by our therapy. And yet another patient with chronic liver disease survived septic shock with our therapy. This adds to a growing number of success stories with CytoSorb. So what we are planning is to establish a patient registry database in the near future to capture more of these data and to show more of these success stories.

Alan Sheinwald – Moderator:

Thanks Christian, that was very informative. Vince, the press release issued today on the expansion of the dosing study to now 8 major clinical sites in Germany, touches specifically on the second pillar of value which is the generation of clinical data. Having played an integral role in managing the first European Sepsis Trial, the ongoing sepsis dosing trial, and CE Mark approval for CytoSorb, can you please give listeners a quick background on sepsis, what the follow-up dosing study is intended to do, and why these particular sites are important to the company?

Vincent Capponi – COO:

Thanks Alan. CytoSorb, as a platform technology, has the potential to treat many different life threatening conditions in the ICU that include sepsis, acute respiratory distress syndrome, burn injury, trauma, pancreatitis, and many other inflammatory conditions. We have decided to focus on the treatment of sepsis, an unmet medical need, which is the result of an overzealous immune response to a severe infection and is driven by “cytokine storm”. Sepsis afflicts 18 million people worldwide every year and is increasing in incidence. There are no approved therapies to treat sepsis in the US or Europe, only a handful of therapies are being tested in Phase 3 trials, and as the literature points out, despite the best medical treatment which includes antibiotics, severe sepsis has a mortality of 25-30%, while that of septic shock is 40-50%. It accounts for 10-20% of all ICU admissions and is a top ten killer, killing more people in the US than either heart attacks, strokes, or any single type of cancer. At an average cost of more than $45,000 to treat, hospitals lose billions of dollars annually.

Despite sepsis being very difficult to treat, we believe that we have one of the most comprehensive solutions to date to treat it. Unlike other therapies that have tried and failed to stop sepsis by using very directed therapies, such as antibody therapies, CytoSorb uses a broad spectrum approach.

As Phil points out in his scientific presentation, CytoSorb® has many ways it can improve outcome in sepsis. First, it can reduce inflammatory cytokines that are directly responsible for driving deadly inflammation that can result in organ failure. Second, it can reduce excessive anti-inflammatory cytokines that can lead to immune suppression and infection – a primary driver of death in late sepsis. Third, CytoSorb® can remove many different deadly bacterial toxins as shown in vitro, such as that associated with MRSA, or methicillin resistant Staph aureus, a common hospital acquired drug resistant bacteria. And fourth, CytoSorb® can help to redirect the dangerous activated white cell component of the immune system to target the true area of infection, and to avoid innocent “bystander” organs, thereby preventing inadvertent organ injury.

Fast forward to our European Sepsis Trial. During this 47 patient randomized controlled multi-center trial, CytoSorb® was clinically proven to safely and broadly reduce cytokine storm and key cytokines in septic shock patients with lung failure, by 30-50%. Further post-hoc analysis of the data suggested that two subgroups really benefited the most from therapy – those patients with extremely high cytokine levels, and patients older than 65 years of age - where reductions in 28-day and 14-day mortality, respectively, were statistically significant. This was achieved by treating for 6 hours a day for 7 days, each day with a new device.

The data suggested that longer or more aggressive treatment could be beneficial and we set out to do a dose ranging study, what we call the “Dosing Study”, to evaluate the safety and preliminary efficacy of extended treatment, either continuous treatment for up to 7 days, which is currently ongoing, or 6 hours of treatment a day for up to 14 days, which is currently planned, each day with a new device. As we mentioned in the press release, the dosing study was designed to evaluate the safety and preliminary efficacy of extended CytoSorb® treatment, in order to give physicians more flexibility on how to treat critically ill patients with CytoSorb®. In addition, the study is not intended to produce pivotal data, but rather is intended to support the design of a pivotal trial protocol in the United States. The pivotal trial study in sepsis is expected to start in 2014, pending successful discussions with the FDA, with the goal of definitively demonstrating the effectiveness of CytoSorb® for the treatment of sepsis, and to seek U.S. regulatory approval.

We started the dosing study with three of our top performing sites from the European Sepsis Trial – University of Goettingen, Helios Erfurt, and the University of Aachen, but were approached by a number of other leading institutions to participate in our trial. As you saw in the press release, these included University of Jena, University of Hamburg-Eppendorf, University of Greifswald, University of Leipzig, and European Medical School of Oldenburg. We slowed down the trial to get these sites on board and although it took longer than expected, due to the time needed for contract negotiations, ethics committee review, and site training, we are excited that nearly every site is now eligible to enroll patients into the dosing study. As we were bringing new sites on, we conducted antibiotic compatibility testing with CytoSorb® and have provided investigators with guidance on which antibiotics are best to use with our therapy.

Regarding the new sites, these are all great sites and investigators. For example, Dr. Michael Quintel, Chief of the Department of Anesthesiology, Emergency Medicine and Critical Care at Goettingen. He is the PI of this trial, a leader in critical care research and the president of the DIVI society, one of the two major intensivist societies in Germany. Dr. Konrad Reinhart, Director of the Department of Anesthesiology and Intensive Care Medicine at the University of Jena, is the Chairman of the Global Sepsis Alliance and founding President of the German Sepsis Society, and the head of the SepNet sepsis trials network – a consortium of leading hospitals and intensivists throughout Germany who organized and ran government funded sepsis trials. And the list goes on.

We believe the addition of these sites will accelerate the completion of the Dosing Study and is key in furthering the development of the German market and raising awareness of CytoSorb for the treatment of sepsis. As data becomes available from the dosing study, we will be reviewing with our Data Safety Monitoring Board and discussing interim results when appropriate, with the goal of having at least interim data by the end of this year. Alan, back to you.

Alan Sheinwald – Moderator:

Thanks Vince, that was very informative. Turning to Strategic Partnerships as the third pillar of value, Chris – can you please give us an overview of your thoughts on the potential to do partnerships at CytoSorbents?

Chris Cramer – VP Business Development:

Yes Alan, it’s a very exciting time to be joining the company. Throughout my career I’ve seen hundreds of different medical technologies. CytoSorbents, however, clearly stands out from the rest. What’s so compelling about the technology is how flexible the platform is, and how many high value therapeutic applications it may address. For CytoSorb alone, there are numerous partnership opportunities. But I also believe the rest of the development pipeline, including HemoDefend™, ContrastSorb, DrugSorb, and several others that have not yet been publicly disclosed, offers the Company significant future growth opportunities as they are monetized.

As the head of business development, my goal is to establish one or more partnerships by the end of the year. Today we are actively building a robust business development pipeline. Over the past quarter we have been working to access key decision makers and establish relationships with leading medical device and pharmaceutical companies. Our ideal partner, and focus of our business development efforts, is a large multi-national company with strong commercial and product development capabilities that can help to advance our pipeline and accelerate product distribution.

Currently, we are aggressively focused on establishing strategic partnerships for our two most advanced assets, CytoSorb® and HemoDefend™.

For CytoSorb, we are looking to establish distribution agreements for the various applications that Phil described earlier on today’s call. Given the versatility of the platform, we are targeting a wide range of potential partners such as equipment manufacturers with strong commercial capabilities in the intensive care unit, cardiac surgery companies with heart-lung bypass equipment, and multi-national pharmaceuticals with complementary drugs for sepsis to name a few. For CytoSorb, we are seeking favorable transfer pricing and, where appropriate, upfront payments for market exclusivity and working capital for initial product stock and capacity expansion.

For HemoDefend, we are targeting leading players involved in the blood collection, processing, and transfusion businesses. We are seeking partnerships that involve collaborative development to advance our HemoDefend In-Line Filter and HemoDefend Beads-in-a-Bag products in exchange for an option for future rights to commercial distribution.

To date we’ve made significant progress in filling the business development funnel with high quality partnership opportunities. Overall, I am pleased with the strong reception and high level of interest that we are receiving from potential partners. In addition to several opportunities that were ongoing when I arrived here, we have been successful in advancing discussions with new targets. While BD deals can take some time to develop, I am confident we are laying the groundwork for future success.

Although I cannot comment on specific deals, I can give you some color commentary on the business development opportunity for CytoSorbents and the progress that we are making. Overall for CytoSorb and HemoDefend combined, we’ve identified approximately sixty potential target partners that we are aware of today. This is a very healthy number and one that has the potential to grow as we continue to explore the market for strategic partners. Of these sixty, we are actively engaged in discussions with about 1/3 of those targets. Of the targets that we are talking with, I would characterize roughly 80% to be early stage, exploratory and roughly 20% to mid to late stage in nature. Our goal is to fill the funnel with new prospects, convert new prospects into serious partnership discussions, and ultimately turn those late stage discussions into formal partnerships.

In closing, I am very happy to be joining CytoSorbents at this very exciting time. I am optimistic about the business development opportunities that are currently available and look forward to successfully driving one or more partnerships to completion by the end of the year.

Thank you. I’d now like to turn the call back over to Phil.

Phillip Chan - CEO:

Thanks very much Chris. Before concluding today’s call I’d like to leave our investors with potential catalysts in the next 6-9 months.

We believe there are some major drivers of value in our business. The first is increasing revenues, which demonstrate product adoption and acceptance in the market of our CytoSorb® technology. We plan to demonstrate significant year over year improvements, particularly as our strategy to focus heavily on the department physicians takes hold. We are also targeting the signing of at least one significant strategic partnership this year. In addition, we plan to have more clinical data, either from company-sponsored trials, military funded trials, case report studies, or through investigator initiated studies. We are also working to initiate a pivotal study with CytoSorb next year that will provide the data for either US approval or greater usage in Europe. And finally we plan to continue communicating our positive results to our shareholders and a larger investment community.

And finally, to summarize our investment opportunity in a few key points.

•	First of all, we believe we are at the ground floor of commercialization, poised to create significant value with an approved product that may revolutionize critical care medicine, save lives, and reduce costs. This is the holy grail of modern medicine today.
•	We are operating in a massive market with some of the biggest unmet medical needs in medicine.
•	We have received validation of our company and technology from many fronts including DARPA, the US Army, the US Air Force, scientific advisors, as well as analysts.
•	We have a unique, highly profitable product and pipeline with little to no competition, and an outstanding business model.
•	We are led by an experienced and responsible management team.
•	And there are potential major catalysts in the next 6-9 months including revenue growth, partnerships, clinical data, and other positive milestones being reached and communicated to our investors.

With that, let me thank everyone for taking the time to attend today’s call. We look forward to providing you another update in the near future. And if you have any additional questions, feel free to forward them to Alliance Advisors. With that, have a great evening.

Operator: Ladies and gentlemen, this concludes the CytoSorbents 2013 Shareholder Update Conference Call. If you would like to listen to a replay of today’s conference call, please dial 1-877-870-5176 and international 1-858-384-5517. We thank you for your participation and you may now disconnect.